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                                                                   EXHIBIT 5
REYNOLDS &
REYNOLDS


April 23, 2002

Ladies and Gentlemen:

As Vice President, Alliances and Acquisitions, General Counsel and Secretary for The Reynolds and Reynolds Company (the "Company"), I am familiar with the Amended Articles of Incorporation of the Company under the laws of the State of Ohio, its Amended and Restated Consolidated Code of Regulations, and the respective actions taken by the Shareholders and by the Board of Directors in connection therewith, and all subsequent corporate proceedings with respect thereto.

In addition, I am familiar with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") registering 30,000 shares of Class A Common Stock, no par value, relating to the issuance of the shares pursuant to the Company's Non-Employee Director Stock Compensation Plan.

I am also acquainted with the business activities of the Company and have examined corporate minute books, records and such other documents as I have deemed necessary in order to render to you the following opinion.

Based upon the foregoing, I am of the opinion that when issued pursuant to the Company's Non-Employee Director Stock Compensation Plan, the shares of Class A Common Stock registered by the Registration Statement will be duly authorized and validly issued and fully paid and nonassessable.

Very truly yours,

/s/ Douglas M. Ventura

Douglas M. Ventura                              Tele: (937) 485-2710
Vice President, Alliances                       Fax: (937) 485-3124
and Acquisitions, General                       email: doug_ventura@reyrey.com
Counsel and Secretary





P.O. Box 1005
Dayton, Ohio 45403
937.485.2000